Exhibit 99.1

February 23, 2015	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Financial Results;
Revises 2015 Financial Guidance

Performance Driven by Higher
Natural Gas Gathering and Processing Volumes

TULSA, Okla. – Feb. 23, 2015 – ONEOK, Inc. (NYSE: OKE) today announced fourth-quarter 2014 net income attributable to ONEOK of $94.5 million, or 45 cents per diluted share, which includes income from discontinued operations of $0.8 million.

Fourth-quarter 2013 net income attributable to ONEOK was $90.7 million, or 43 cents per diluted share, which includes income from discontinued operations of $17.1 million, or 8 cents per diluted share.

Income from continuing operations attributable to ONEOK was $93.7 million in the fourth quarter 2014, compared with $73.7 million in the fourth quarter 2013.

Fourth-quarter 2014 cash flow available for dividends was $142.2 million, providing 1.13 times coverage of cash dividends, reflecting higher distributions declared from its general and limited partner interests in ONEOK Partners (NYSE: OKS), which were $168.5 million, a 20 percent increase from the fourth quarter 2013.

2014 net income attributable to ONEOK was $314.1 million, or $1.49 per diluted share, which includes a loss of $5.6 million, or 3 cents per diluted share, from discontinued operations. 2013 net income attributable to ONEOK was $266.5 million, or $1.27 per diluted share, which includes a loss of $12.1 million, or 6 cents per diluted share, from discontinued operations.

2014 income from continuing operations attributable to ONEOK was $319.7 million, compared with income from continuing operations attributable to ONEOK of $278.7 million in 2013.

Cash flow available for dividends for 2014 was $620.6 million, providing 1.28 times coverage of cash dividends.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

“As the pure-play general partner of ONEOK Partners, we continue to benefit from completed capital-growth projects at the partnership in the form of increased cash flow to ONEOK,” said Terry K. Spencer, president and chief executive officer of ONEOK. “The 44 percent increase to our dividend in 2014 compared with 2013 demonstrates our ongoing commitment to delivering shareholder value.

“Despite the volatile fourth-quarter commodity price environment, ONEOK Partners reported a record year in 2014, with all of its business segments experiencing double-digit operating income growth compared with 2013,” continued Spencer. “With a significant platform of fee-based business, supported by a 36,000-mile integrated natural gas and natural gas liquids (NGL) pipeline network positioned in growing basins and major market areas, the partnership is well-positioned to weather these types of challenging market conditions.

“ONEOK Partners’ natural gas gathering and processing, and natural gas liquids segments continued to benefit from volume growth in the fourth quarter due primarily to completed growth projects in the Williston Basin and the Mid-Continent regions and new NGL volumes from the West Texas LPG pipeline system, which it acquired late last year,” said Spencer.

“Volume growth in the partnership’s natural gas gathering and processing segment, higher margin NGL volumes from new natural gas processing plant connections and increased natural gas volumes transported in the natural gas pipelines segment positively impacted full-year 2014 results,” he added.

2015 REVISED FINANCIAL GUIDANCE

Due to the current commodity price environment, ONEOK is replacing all previously announced guidance expectations and financial forecasts with a revised 2015 outlook.

ONEOK reduced its 2015 cash flow available for dividends guidance to a range of $570 million to $650 million, compared with a previous guidance range of $580 million to $660 million announced on Dec. 2, 2014.

ONEOK’s free cash flow is expected to be in the range of $90 million to $120 million, compared with the previous guidance range of $50 million to $80 million.

“ONEOK Partners revised its 2015 distribution guidance due to the uncertain commodity price environment, which is expected to result in lower distributions received from the partnership than previously anticipated,” Spencer said. “However, additional cash available as a result of the renewal of bonus depreciation for 2014 is expected to partially offset the effect of these decreased distributions.”

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

2015 revised guidance now includes a projected 4 percent to 8 percent increase in ONEOK’s dividends declared compared with 2014, subject to ONEOK board approval, compared with its previous guidance of a 14 percent increase.

Due to lower commodity prices, reduced producer drilling and the anticipated impact to natural gas volume growth, ONEOK Partners is suspending capital expenditures for the following announced capital-growth projects:

•	The Demicks Lake natural gas processing plant and related infrastructure in the Williston Basin in North Dakota;

•	The Knox natural gas processing plant and related infrastructure in the Mid-Continent region in Oklahoma; and

•	The Bronco natural gas processing plant and related infrastructure in the Powder River Basin in Wyoming.

“ONEOK Partners expects to resume suspended capital-growth projects and update associated completion dates as soon as market conditions improve,” said Spencer. “The planning and development the partnership has already completed puts it in a position to quickly resume these projects when the environment improves and its customers require these services.”

> View guidance midpoint tables

FOURTH-QUARTER 2014 FINANCIAL PERFORMANCE

ONEOK’s fourth-quarter 2014 operating income was $306.7 million, compared with $246.1 million in the fourth quarter 2013.

Increases in fourth-quarter 2014 operating income reflect:

•	Higher natural gas volumes gathered, processed and sold, and higher NGL volumes sold in the natural gas gathering and processing segment as a result of recently completed capital-growth projects;

•
Higher margin NGL exchange service volumes delivered from connections with new natural gas processing plants in the Williston Basin and Mid-Continent regions and new NGL volumes from the West Texas LPG pipeline system, which was acquired in November 2014; and

•	Higher short-term natural gas storage margins due to increased park-and-loan services.

These increases were offset partially by lower net realized NGL and condensate prices in the natural gas gathering and processing segment, increased ethane rejection resulting in lower volumes in the natural gas liquids segment and higher operating costs and depreciation and amortization expense from completed capital-growth projects.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

Operating costs were $181.3 million in the fourth quarter 2014, compared with $143.7 million in 2013, due to the growth of ONEOK Partners’ operations.

Depreciation and amortization expense was $80.6 million in the fourth quarter 2014, compared with $63.3 million for the same period last year, primarily as a result of the completed capital-growth projects.

Fourth-quarter 2014 equity earnings were $34.3 million, compared with equity earnings of $30.8 million in the fourth quarter 2013.

Capital expenditures were $574.8 million in the fourth quarter 2014, compared with $658.8 million in the same period in 2013, due primarily to $85.7 million in capital expenditures for the former natural gas distribution business during the fourth quarter 2013.

FULL-YEAR 2014 FINANCIAL PERFORMANCE

Full-year 2014 operating income was $1.14 billion, compared with $880.6 million in 2013. Higher volumes in the natural gas gathering and processing segment, higher margin NGL exchange-services volumes in the natural gas liquids segment and higher transportation revenues in the natural gas pipelines segment were offset partially by significantly narrower NGL location price differentials in the second, third and fourth quarters of 2014 and the impact of ethane rejection in the natural gas liquids segment, and lower contracted storage capacity in the natural gas pipelines segment.

2014 operating costs were $674.9 million, compared with $541.6 million in 2013, as a result of completed capital-growth projects at the partnership. Full-year 2014 depreciation and amortization expense was $294.7 million, compared with $239.3 million in 2013.

2014 equity earnings were $41.0 million, compared with equity earnings of $110.5 million in 2013. The decrease in equity earnings is primarily due to a $76.4 million noncash impairment charge at ONEOK Partners in the third quarter 2014.

Capital expenditures were $1.78 billion in 2014, compared with $2.26 billion in 2013, due primarily to the timing of expenditures on capital-growth projects at the partnership and $292.1 million in capital expenditures for the former natural gas distribution business in 2013.

ONEOK’s future cash expenditures associated with the released natural gas transportation and storage capacity from the former energy services segment are expected to be approximately $45 million on an after-tax basis, with approximately $23 million to be paid in 2015; $11 million in 2016; $6 million in 2017 and $5 million from 2018 through 2023.

> View earnings tables

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

2014 SUMMARY:

ONEOK:

•	Operating income of $1.14 billion, compared with $880.6 million in 2013;

•	Cash flow available for dividends of $620.6 million;

•	Natural gas gathering and processing operating income of $280.6 million, compared with $203.8 million in 2013;

•	Natural gas liquids operating income of $689.0 million, compared with $544.9 million in 2013;

•	Natural gas pipelines operating income of $181.0 million, compared with $151.6 million in 2013;

•	Declaring in January 2015 a quarterly dividend of 60.5 cents per share, or $2.42 per share on an annualized basis, a 3 percent increase from the previous quarter;

•	Receiving $326.0 million in distributions from the company's general partner interest and $279.3 million in distributions from the company's limited partner interest in ONEOK Partners in 2014; and

•	Ending 2014, on a stand-alone basis, with $130.3 million of cash and cash equivalents, $1.9 million in letters of credit issued and $298.1 million available under its $300 million credit facility.

ONEOK Partners:

•	Completing projects totaling approximately $2.4 billion;

•	Completing in November an $800 million acquisition of the West Texas LPG pipeline system, which includes approximately 2,600 miles of NGL pipelines and related assets in the Permian Basin;

•	Completing in May a public offering of approximately 13.9 million common units, generating net proceeds of approximately $730 million;

•
Completing the sale of approximately $402 million of common units through the partnership’s ATM equity program in 2014, which, combined with the public offering in May, resulted in ONEOK’s aggregate ownership interest in ONEOK Partners decreasing to 37.8 percent at Dec. 31, 2014, from 41.2 percent at Dec. 31, 2013;

•
Having $42.5 million of cash and cash equivalents, $1.1 billion of commercial paper outstanding, $14.0 million in letters of credit issued and no borrowings outstanding under the partnership’s $1.7 billion credit facility as of Dec. 31, 2014;

•	Increasing in January 2015 the fourth-quarter 2014 distribution to 79 cents per unit, or $3.16 per unit on an annualized basis, a 2 percent increase compared with the third quarter 2014; and

•	Notifying lenders in February 2015 of the intent to exercise the option to increase the size of the partnership’s revolving credit facility to $2.4 billion from $1.7 billion, pending lenders approval.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

BUSINESS-SEGMENT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported fourth-quarter 2014 operating income of $71.7 million, compared with $56.1 million in the fourth quarter 2013, which reflects:

•
A $36.2 million increase due primarily to natural gas volume growth in the Williston Basin and the Cana-Woodford Shale, and increased ownership in the Maysville, Oklahoma, natural gas processing plant, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, and higher NGL volumes sold; and

•	A $3.5 million increase due primarily to higher net realized natural gas prices.

Operating costs in the fourth quarter 2014 were $69.2 million, compared with $51.6 million in the fourth quarter 2013, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $13.9 million increase due to higher materials and supplies, and outside services expenses;

•	A $3.9 million increase due to higher labor and employee benefit costs; and

•	A $2.0 million decrease in property tax expense due to higher capitalized costs related to capital-growth projects.

Depreciation and amortization expense in the fourth quarter 2014 was $34.2 million, compared with $27.5 million in the fourth quarter 2013, due to the completion of capital-growth projects and acquisitions.

Equity earnings from investments were $4.4 million in the fourth quarter 2014, compared with equity earnings of $7.3 million in the same period in 2013.

2014 operating income was $280.6 million, compared with $203.8 million in 2013, which reflects:

•
A $147.6 million increase due primarily to natural gas volume growth in the Williston Basin and the Cana-Woodford Shale, and increased ownership in the Maysville, Oklahoma, natural gas processing plant, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, higher NGL volumes sold and higher fees, offset partially by wellhead freeze-offs due to severely cold weather in the first quarter 2014;

•	An $11.3 million increase due primarily to higher net realized natural gas and NGL prices;

•	An $8.8 million increase due primarily to changes in contract mix; and

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

•	A $6.4 million decrease due to a condensate contract settlement in 2013.

2014 operating costs were $257.7 million, compared with $193.3 million in 2013, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $46.3 million increase due to higher materials and supplies, and outside services expenses;

•	A $21.2 million increase due to higher labor and employee benefit costs; and

•	A $3.2 million decrease in property tax expense due to higher capitalized costs related to capital-growth projects.

2014 depreciation and amortization expense was $123.8 million, compared with $103.9 million in 2013, due to the completion of capital-growth projects and acquisitions.

2014 equity earnings from investments were a loss of $56.1 million, including the noncash impairment charge of $76.4 million in the third quarter 2014, compared with equity earnings of $23.5 million for 2013.

Key Statistics: More detailed information is listed on page 24 in the tables.

•
Natural gas gathered was 1,934 billion British thermal units per day (BBtu/d) in the fourth quarter 2014, up 33 percent compared with the same period in 2013 due to the completion of capital-growth projects in the Williston Basin and Mid-Continent areas, and an acquisition in the Powder River Basin, offset partially by volume declines in the coal-bed methane area of the Powder River Basin; and up 5 percent compared with the third quarter 2014;

•
Natural gas processed was 1,751 BBtu/d in the fourth quarter 2014, up 47 percent compared with the same period in 2013 due to the completion of capital-growth projects in the Williston Basin and Mid-Continent areas, and an acquisition in the Powder River Basin; and up 5 percent compared with the third quarter 2014;

•	NGL sales were 116,000 barrels per day (bpd) in the fourth quarter 2014, up 32 percent compared with the same period in 2013; and up 5 percent compared with the third quarter 2014;

•
The realized composite NGL net sales price was 86 cents per gallon in the fourth quarter 2014, down 1 percent compared with the same period in 2013; and down 8 percent compared with the third quarter 2014;

•
The realized condensate net sales price was $74.12 per barrel in the fourth quarter 2014, down 10 percent compared with the same period in 2013; and down 9 percent compared with the third quarter 2014; and

•
The realized residue natural gas net sales price was $3.90 per million British thermal units (MMBtu) in the fourth quarter 2014, up 7 percent compared with the same period in 2013; and down 1 percent compared with the third quarter 2014.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

In March 2014, the Canadian Valley natural gas processing plant in Oklahoma was completed, which has better ethane-rejection capabilities than the partnership’s other processing plants in the Mid-Continent region. As a result, the partnership’s realized composite NGL net sales price for 2014 increased, compared with 2013, while most individual NGL product prices were lower. The Garden Creek, Garden Creek II, Garden Creek III, Stateline I and Stateline II natural gas processing plants in the Williston Basin have the capability to recover ethane when economic conditions warrant but did not do so in 2014. As a result, equity NGL volumes are weighted less toward ethane, which made up approximately 10 to 15 percent of the partnership’s composite NGL barrel, and more toward propane.

The following table contains equity-volume information for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
Equity-Volume Information (a)	2014	2013	2014	2013

NGL sales (MBbl/d)	16.2	16.1	16.5	14.4
Condensate sales (MBbl/d)	3.2	2.3	3.1	2.4
Residue natural gas sales (BBtu/d)	143.9	83.5	118.2	71.7
(a) - Includes volumes for consolidated entities only.

The natural gas gathering and processing segment is exposed to commodity price risk as a result of receiving commodities in exchange for services. The following tables provide hedging information for equity volumes in the natural gas gathering and processing segment in the periods indicated:

	Year Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d)	6.4	$0.59	/ gallon	33%
Condensate (MBbl/d)	1.9	$1.31	/ gallon	44%
Total (MBbl/d)	8.3	$0.76	/ gallon	35%
Natural gas (BBtu/d)	112.8	$4.03	/ MMBtu	80%

The partnership expects its NGL and natural gas commodity price sensitivities to increase in the future as its capital-growth projects are completed and volumes increase under percent-of-proceeds contracts, with a fee-based component, with its customers.

All of the natural gas gathering and processing segment’s commodity price sensitivities are estimated as a hypothetical change in the price of natural gas, NGLs and crude oil as of Dec. 31, 2014, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

The natural gas gathering and processing segment estimates the following sensitivities:

•	A 1-cent-per-gallon change in the composite price of NGLs would change 12-month forward net margin by approximately $3.0 million;

•	A 10-cent-per-MMBtu change in the price of residue natural gas would change 12-month forward net margin by approximately $5.2 million; and

•	A $1.00-per-barrel change in the price of crude oil would change 12-month forward net margin by approximately $1.6 million.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream, affecting natural gas gathering and processing margins for certain contracts.

Natural Gas Liquids Segment

The natural gas liquids segment reported fourth-quarter 2014 operating income of $179.5 million, compared with $148.9 million in the fourth quarter 2013, which reflects:

•
A $65.0 million increase in exchange-services margins, resulting primarily from increased volumes from new natural gas processing plants connected in the Williston Basin and Mid-Continent regions, new volumes from the West Texas LPG pipeline system, which was acquired in November 2014, and higher fees for exchange-service activities resulting from contract renegotiations, offset partially by lower volumes from the termination of a contract;

•	A $4.1 million increase from higher isomerization volumes, resulting from wider NGL product price differentials between normal butane and iso-butane;

•	An $8.9 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes;

•
A $4.3 million decrease in optimization and marketing margins, which resulted primarily from a $2.3 million decrease from narrower NGL product price differentials and a $1.5 million decrease in margins due to marketing activities;

•	A $1.4 million decrease in storage margins; and

•	A $1.0 million decrease due to the impact of operational measurement losses.

Operating costs were $78.2 million in the fourth quarter 2014, compared with $65.5 million in the fourth quarter 2013, due primarily to completed capital-growth projects, which reflect:

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

•	A $5.5 million increase due to higher property taxes related to completed capital-growth projects;

•	A $3.2 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital-growth projects; and

•	A $2.4 million increase due to higher labor and employee benefit costs.

Depreciation and amortization expense in the fourth quarter 2014 was $34.3 million, compared with $24.2 million in the same period in 2013, due to the completion of capital-growth projects.

Equity earnings from investments were $13.7 million in the fourth quarter 2014, compared with $6.6 million in the same period in 2013.

The increase in equity earnings in the fourth quarter 2014 was due primarily to higher volumes delivered to the partnership’s 50 percent-owned Overland Pass Pipeline from the Bakken NGL Pipeline, revenues from minimum volume agreements and lower operating costs, offset partially by increased ethane rejection.

Operating income in 2014 was $689.0 million, compared with $544.9 million in 2013, which reflects:

•
A $157.4 million increase in exchange-services margins, resulting primarily from increased volumes from new natural gas processing plants connected in the Williston Basin and Mid-Continent regions, and higher fees from contract renegotiations for NGL exchange-services activities, offset partially by lower volumes from the termination of a contract;

•
A $79.8 million increase in optimization and marketing margins, resulting from a $31.4 million increase due primarily to wider NGL product price differentials; a $25.2 million increase in marketing margins, related primarily to increased weather-related seasonal demand for propane during the first quarter 2014, and marketing and truck and rail activities in the second, third and fourth quarters 2014; and a $23.2 million increase due primarily to significantly wider NGL location price differentials, primarily related to increased weather-related seasonal demand for propane during the first quarter 2014, offset partially by lower optimization volumes in the second, third and fourth quarters 2014 when differentials narrowed;

•	A $22.8 million increase from higher isomerization volumes, resulting from wider NGL product price differentials between normal butane and iso-butane;

•	An $18.3 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes; and

•	A $6.0 million decrease from the impact of lower operational measurement gains.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

2014 operating costs were $296.4 million, compared with $236.6 million in 2013, which reflect:

•	A $20.1 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital-growth projects;

•	A $15.5 million increase due to higher property taxes related to completed capital-growth projects;

•	A $14.9 million increase due to higher labor and employee benefit costs; and

•	A $3.4 million increase due to higher costs for chemicals, materials and supplies.

Depreciation and amortization expense in 2014 was $124.1 million, compared with $89.2 million in 2013.

2014 equity earnings from investments were $27.3 million, compared with $22.0 million in 2013.

Key Statistics: More detailed information is listed on page 24 in the tables.

•
NGLs transported on gathering lines were 607,000 bpd in the fourth quarter 2014, up 8 percent compared with the same period in 2013, due primarily to volumes from new plants connected in the Williston Basin and Mid-Continent regions, and volumes from the West Texas LPG pipeline system, which was acquired in November 2014, offset partially by the termination of a low-margin contract and increased ethane rejection in the Mid-Continent and Rocky Mountain regions; and up 15 percent compared with the third quarter 2014 due primarily to volumes received from the West Texas LPG pipeline system;

•
NGLs fractionated were 542,000 bpd in the fourth quarter 2014, up 1 percent compared with the same period in 2013, due primarily to volumes from new plants connected in the Williston Basin and Mid-Continent regions, offset partially by the termination of a low-margin contract and increased ethane rejection in the Mid-Continent and Rocky Mountain regions; and down 2 percent compared with the third quarter 2014;

•
NGLs transported on distribution lines were 393,000 bpd in the fourth quarter 2014, down 14 percent compared with the same period in 2013, due primarily to lower volumes transported for the partnership’s optimization business due to narrower location price differentials between the Conway and Mont Belvieu market centers and increased ethane rejection, offset partially by an increase in exchange services volumes delivered to Mont Belvieu due to the completed Sterling III pipeline, which was placed in service in March 2014; and up 4 percent compared with the third quarter 2014; and

•
The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 1 cent per gallon in the fourth quarter 2014, compared with 5 cents per gallon in the same period in 2013; and 3 cents per gallon in the third quarter 2014.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

Natural Gas Pipelines Segment

The natural gas pipelines segment reported fourth-quarter 2014 operating income of $52.3 million, compared with $48.7 million for the fourth quarter 2013, which reflects:

•	An $11.6 million increase from higher short-term natural gas storage margins due to increased park-and-loan services;

•
A $4.8 million increase from higher firm transportation revenues resulting primarily from higher rates on its intrastate natural gas pipelines and increased contracted capacity and rates at Midwestern Gas Transmission Company; and

•	A $4.3 million decrease due to lower storage revenues from lower contracted firm capacity.

Operating costs in the fourth quarter 2014 were $28.2 million, compared with $25.6 million in the same period in 2013, due primarily to a $1.9 million increase in outside services expenses.

Gain on sale of assets for the fourth quarter 2014 decreased $5.5 million as a result of excess natural gas storage pad gas sales of $5.1 million in the fourth quarter 2014, compared with $10.6 million in the fourth quarter 2013.

2014 operating income was $181.0 million, compared with $151.6 million in the same period last year, which reflects:

•
A $26.3 million increase from higher firm transportation revenues resulting primarily from higher rates on intrastate natural gas pipelines, increased contracted capacity and rates at Midwestern Gas Transmission and increased interruptible transportation revenues from higher natural gas volumes transported;

•
A $17.6 million increase from higher short-term natural gas storage services due to increased park-and-loan services as a result of weather-related seasonal demand primarily in the first quarter 2014 and greater capacity available for such services;

•	A $5.1 million increase from higher park-and-loan services on its interstate natural gas pipelines as a result of weather-related seasonal demand in the first quarter 2014;

•	A $5.0 million increase from higher net retained fuel due to higher natural gas prices and natural gas volumes retained;

•	A $3.1 million increase primarily from additional storage services to meet utility customers’ peak-day demand; and

•	A $14.3 million decrease due to lower storage revenues from lower contracted firm capacity.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

2014 operating costs were $111.0 million, compared with $101.2 million in 2013, primarily due to higher labor and employee benefit costs and higher outside services expenses associated with scheduled maintenance.

2014 equity earnings from investments were $69.8 million, compared with $65.0 million in 2013, due primarily to increased park-and-loan services on Northern Border Pipeline as a result of increased weather-related seasonal demand in the first quarter 2014, offset partially by lower contracted capacity.

Gain on sale of assets for the full year 2014 decreased $3.8 million, primarily as a result of excess natural gas storage pad gas sales of $5.1 million in the fourth quarter 2014, compared with $10.6 million in the fourth quarter 2013.

Key Statistics: More detailed information is listed on page 24 in the tables.

•
Natural gas transportation capacity contracted was 5,844 thousand dekatherms per day in the fourth quarter 2014, up 4 percent compared with the same period in 2013; and up 2 percent compared with the third quarter 2014;

•	Natural gas transportation capacity subscribed was 92 percent in the fourth quarter 2014, unchanged from the same period in 2013; and up 2 percent compared with the third quarter 2014; and

•
The average natural gas price in the Mid-Continent region was $3.59 per MMBtu in the fourth quarter 2014, down 4 percent compared with the same period in 2013; and down 5 percent compared with the third quarter 2014.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

CAPITAL-GROWTH ACTIVITIES:

Between 2011 and 2014, the natural gas gathering and processing segment completed approximately $2.2 billion of capital-growth projects and acquisitions, as follows:

Completed Project	Location	Capacity	Approximate Costs (a)	Completion Date
			(In millions)
Rocky Mountain Region
Garden Creek I processing plant and infrastructure	Williston Basin	100 MMcf/d	$360	December 2011
Stateline I & II processing plants and infrastructure	Williston Basin	200 MMcf/d	$565	September 2012/April 2013
Divide County gathering system	Williston Basin	270 miles	$125	June 2013
Sage Creek processing plant and infrastructure (b)	Powder River Basin	50 MMcf/d	$152	September 2013
Garden Creek II processing plant and infrastructure	Williston Basin	100 MMcf/d	$300 - $310	August 2014
Garden Creek III processing plant and infrastructure	Williston Basin	100 MMcf/d	$300 - $310	October 2014
Mid-Continent Region
30 percent interest in Maysville processing plant (b)	Cana-Woodford Shale	40 MMcf/d	$90	December 2013
Canadian Valley processing plant and infrastructure	Cana-Woodford Shale	200 MMcf/d	$255	March 2014
(a) Excludes AFUDC.
(b) Acquisition.

The partnership has announced approximately $1.8 billion to $2.6 billion of capital-growth projects in the natural gas gathering and processing segment, as follows:

Projects in Progress	Location	Capacity	Approximate Costs (a)	Expected Completion Date
(In millions)
Rocky Mountain Region
Sage Creek infrastructure	Powder River Basin	Various	$50	Fourth quarter 2015
Natural gas compression	Williston Basin	100 MMcf/d	$80-$100	Fourth quarter 2015
Lonesome Creek processing plant and infrastructure	Williston Basin	200 MMcf/d	$550-$680	Fourth quarter 2015
Stateline De-ethanizers	Williston Basin	26 MBbl/d	$60 - $80	Fourth quarter 2015
Bear Creek processing plant and infrastructure	Williston Basin	80 MMcf/d	$230-$330	Third quarter 2016
Bronco processing plant and infrastructure	Powder River Basin	50 MMcf/d	$130-$200	Suspended
Demicks Lake processing plant and infrastructure	Williston Basin	200 MMcf/d	$475-$670	Suspended
Mid-Continent Region
Knox processing plant and infrastructure	SCOOP	200 MMcf/d	$240-$470	Suspended
(a) Excludes AFUDC.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

Between 2011 and 2014, the natural gas liquids segment completed approximately $3.8 billion of capital-growth projects and acquisitions, as follows:

Completed Project	Capacity	Approximate Costs (a)	Completion Date
		(In millions)
Sterling I expansion	15 MBbl/d	$36	November 2011
Cana-Woodford/Granite Wash NGL plant connections	77 MBbl/d	$220	April 2012
Bushton fractionator expansion	60 MBbl/d	$117	September 2012
Bakken NGL Pipeline	60 MBbl/d	$455	April 2013
Overland Pass Pipeline expansion	60 MBbl/d	$36	April 2013
Ethane Header pipeline	400 MBbl/d	$23	April 2013
Sage Creek NGL infrastructure (b)	Various	$153	September 2013
MB-2 Fractionator	75 MBbl/d	$375	December 2013
Ethane/Propane Splitter	40 MBbl/d	$46	March 2014
Sterling III Pipeline and reconfigure Sterling I and II	193 MBbl/d	$808	March 2014
Bakken NGL Pipeline expansion - Phase I	75 MBbl/d	$75-$90	September 2014
Niobrara NGL Lateral	90 miles	$70-$75	September 2014
West Texas LPG pipeline system(b)	2,600 miles	$800	November 2014
MB-3 Fractionator	75 MBbl/d	$520-$540	December 2014
(a) Excludes AFUDC.
(b) Acquisition.

The partnership has announced approximately $300 million to $345 million of capital-growth projects in the natural gas liquids segment, as follows:

Projects in Progress	Capacity	Approximate Costs (a)	Expected Completion Date
(In millions)
NGL Pipeline and Hutchinson Fractionator infrastructure	95 miles	$110-$125	First quarter 2015
Bakken NGL Pipeline expansion - Phase II	25 MBbl/d	$100	Second quarter 2016
Bear Creek NGL infrastructure	40 miles	$35-$45	Third quarter 2016
Bronco NGL infrastructure	65 miles	$45-$60	Suspended
Demicks Lake NGL infrastructure	12 miles	$10-$15	Suspended
(a) Excludes AFUDC.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners executive management will conduct a joint conference call on Tuesday, Feb. 24, 2015, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 877-718-5108, pass code 7069036, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 7069036.

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/2014/OKE_Q4_2014_earningsNv30Vw2.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE:

ONEOK has disclosed in this news release cash flow available for dividends, free cash flow and dividend coverage ratio, which are non-GAAP financial metrics, used to measure the company’s financial performance and are defined as follows:

•
Cash flow available for dividends is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions declared from ONEOK Partners, and ONEOK’s stand-alone depreciation and amortization, deferred income taxes, stand-alone capital expenditures and certain other items;

•	Free cash flow is defined as cash flow available for dividends, computed as described above, less ONEOK’s dividends declared; and

•	Dividend coverage ratio is defined as cash flow available for dividends divided by the dividends declared for the period.

These non-GAAP financial measures described above are useful to investors because they are used by many companies in the industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate our financial performance and to compare our financial performance with the performance of other companies within our industry. ONEOK cash flow available for dividends, free cash flow and dividend coverage ratio should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. A reconciliation of cash flow available for dividends and free cash flow to net income is included in the tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of Dec. 31, 2014, owns 37.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements as defined under federal securities laws. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends), liquidity, management’s plans and objectives for our growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about climate change;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving any local, state or federal regulatory body, including the FERC, the National Transportation Safety Board, the PHMSA, the EPA and CFTC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

-	future demand for and prices of natural gas, NGLs and crude oil;

-	competitive conditions in the overall energy market;

-	availability of supplies of Canadian and United States natural gas and crude oil; and

-	availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and in our other filings that we make with the Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov and our website at www.oneok.com. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and, other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2014	2013	2014	2013
	(Thousands of dollars, except per share amounts)
Revenues
Commodity sales	$2,448,648	$3,095,623	$10,724,981	$10,549,157
Services	396,120	353,936	1,470,110	1,322,722
Total revenues	2,844,768	3,449,559	12,195,091	11,871,879
Cost of sales and fuel	2,281,273	3,007,980	10,088,548	10,222,213
Net margin	563,495	441,579	2,106,543	1,649,666
Operating expenses
Operations and maintenance	165,686	132,176	599,143	479,165
Depreciation and amortization	80,555	63,327	294,684	239,343
General taxes	15,573	11,509	75,744	62,421
Total operating expenses	261,814	207,012	969,571	780,929
Gain (loss) on sale of assets	5,066	11,540	6,599	11,881
Operating income	306,747	246,107	1,143,571	880,618
Equity earnings from investments	34,256	30,773	41,003	110,517
Allowance for equity funds used during construction	990	9,350	14,937	30,522
Other income	2,481	5,524	5,598	18,158
Other expense	(1,246)	(11,523)	(29,073)	(13,999)
Interest expense (net of capitalized interest of $13,667, $18,222, $54,813 and $56,506, respectively)	(86,459)	(73,853)	(356,163)	(270,646)
Income before income taxes	256,769	206,378	819,873	755,170
Income taxes	(56,003)	(39,392)	(151,158)	(166,080)
Income from continuing operations	200,766	166,986	668,715	589,090
Income (loss) from discontinued operations, net of tax	799	17,077	(5,607)	(12,129)
Net income	201,565	184,063	663,108	576,961
Less: Net income attributable to noncontrolling interests	107,021	93,326	349,001	310,428
Net income attributable to ONEOK	$94,544	$90,737	$314,107	$266,533

Amounts attributable to ONEOK:
Income from continuing operations	$93,745	$73,660	$319,714	$278,662
Income (loss) from discontinued operations	799	17,077	(5,607)	(12,129)
Net income	$94,544	$90,737	$314,107	$266,533

Basic earnings per share:
Income from continuing operations	$0.45	$0.35	$1.53	$1.35
Income (loss) from discontinued operations	—	0.09	(0.03)	(0.06)
Net income	$0.45	$0.44	$1.50	$1.29

Diluted earnings per share:
Income from continuing operations	$0.45	$0.35	$1.52	$1.33
Income (loss) from discontinued operations	—	0.08	(0.03)	(0.06)
Net income	$0.45	$0.43	$1.49	$1.27

Average shares (thousands)
Basic	209,541	206,319	209,391	206,044
Diluted	210,285	210,552	210,427	209,695

Dividends declared per share of common stock	$0.59	$0.38	$2.125	$1.48

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Unaudited)	2014	2013
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$172,812	$145,565
Accounts receivable, net	745,494	1,109,510
Natural gas and natural gas liquids in storage	134,134	188,286
Commodity imbalances	64,788	80,481
Other current assets	173,299	133,010
Assets of discontinued operations	16,717	747,872
Total current assets	1,307,244	2,404,724
Property, plant and equipment
Property, plant and equipment	13,602,647	10,970,256
Accumulated depreciation and amortization	1,940,210	1,738,302
Net property, plant and equipment	11,662,437	9,231,954
Investments and other assets
Investments in unconsolidated affiliates	1,132,653	1,229,838
Goodwill and intangible assets	1,014,740	1,024,562
Other assets	167,466	224,353
Assets of discontinued operations	20,020	3,626,050
Total investments and other assets	2,334,879	6,104,803
Total assets	$15,304,560	$17,741,481

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2014	2013
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$10,650	$10,650
Notes payable	1,055,296	564,462
Accounts payable	891,413	1,273,102
Commodity imbalances	104,650	213,577
Other current liabilities	285,435	212,851
Liabilities of discontinued operations	44,901	455,688
Total current liabilities	2,392,345	2,730,330

Long-term debt, excluding current maturities	7,192,929	7,753,657

Deferred credits and other liabilities
Deferred income taxes	1,395,222	1,146,562
Other deferred credits	281,757	217,522
Liabilities of discontinued operations	36,424	1,048,230
Total deferred credits and other liabilities	1,713,403	2,412,314

Commitments and contingencies

Equity
ONEOK shareholders’ equity:
Common stock, $0.01 par value:
authorized 600,000,000 shares; issued 245,811,180 shares and outstanding 208,322,247 shares at December 31, 2014; issued 245,811,180 shares and outstanding 206,618,877 shares at December 31, 2013	2,458	2,458
Paid-in capital	1,541,583	1,433,600
Accumulated other comprehensive loss	(136,353)	(121,987)
Retained earnings	138,128	2,020,815
Treasury stock, at cost: 37,488,933 shares at December 31, 2014 and 39,192,303 shares at December 31, 2013	(953,701)	(997,035)
Total ONEOK shareholders’ equity	592,115	2,337,851

Noncontrolling interests in consolidated subsidiaries	3,413,768	2,507,329

Total equity	4,005,883	4,845,180
Total liabilities and equity	$15,304,560	$17,741,481

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Years Ended
	December 31,
(Unaudited)	2014	2013
	(Thousands of dollars)
Operating activities
Net income	$663,108	$576,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	306,038	384,377
Charges attributable to exit activities	1,739	138,559
Equity earnings from investments	(41,003)	(110,517)
Distributions received from unconsolidated affiliates	117,912	106,364
Deferred income taxes	156,728	151,515
Share-based compensation expense	26,226	46,194
Pension and postretirement benefit expense, net of contributions	18,093	56,600
Allowance for equity funds used during construction	(14,937)	(30,522)
Loss (gain) on sale of assets	(6,599)	(11,881)
Other	—	(5,656)
Changes in assets and liabilities:
Accounts receivable	381,513	(189,809)
Natural gas and natural gas liquids in storage	160,860	99,937
Accounts payable	(417,993)	165,076
Commodity imbalances, net	(90,354)	(52,233)
Settlement of exit activities liabilities	(51,757)	(17,756)
Energy marketing and risk management assets and liabilities	59,539	25,072
Other assets and liabilities	16,497	(37,514)
Cash provided by operating activities	1,285,610	1,294,767
Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(1,779,150)	(2,256,585)
Cash paid for acquisitions, net of cash received	(814,934)	(394,889)
Contributions to unconsolidated affiliates	(1,063)	(35,308)
Distributions received from unconsolidated affiliates	21,107	31,134
Proceeds from sale of assets	7,817	13,617
Cash used in investing activities	(2,566,223)	(2,642,031)
Financing activities
Borrowing (repayment) of notes payable, net	490,834	(252,708)
Issuance of ONE Gas, Inc. debt, net of discounts	1,199,994	—
Issuance of long-term debt, net of discounts	—	1,247,822
ONE Gas, Inc. long-term debt financing costs	(9,663)	—
Long-term debt financing costs	—	(10,246)
Repayment of long-term debt	(557,679)	(7,868)
Issuance of common stock	19,150	20,602
Issuance of common units, net of issuance costs	1,113,139	583,929
Dividends paid	(443,817)	(304,742)
Cash of ONE Gas at separation	(60,000)	—
Distributions to noncontrolling interests	(447,459)	(374,142)
Excess tax benefit from share-based awards	—	10,312
Cash provided by financing activities	1,304,499	912,959
Change in cash and cash equivalents	23,886	(434,305)
Change in cash and cash equivalents included in discontinued operations	3,361	2,848
Change in cash and cash equivalents from continuing operations	27,247	(431,457)
Cash and cash equivalents at beginning of period	145,565	577,022
Cash and cash equivalents at end of period	$172,812	$145,565
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$340,144	$294,240
Cash paid (refunds received) for income taxes	$(11,881)	$(16,640)

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2014	2013	2014	2013
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$175.2	$135.2	$661.9	$500.6
Operating costs	$69.2	$51.6	$257.7	$193.3
Depreciation and amortization	$34.2	$27.5	$123.8	$103.9
Operating income	$71.7	$56.1	$280.6	$203.8
Equity earnings (loss) from investments	$4.4	$7.3	$(56.1)	$23.5
Natural gas gathered (BBtu/d) (a)	1,934	1,454	1,733	1,347
Natural gas processed (BBtu/d) (a) (b)	1,751	1,193	1,534	1,094
NGL sales (MBbl/d) (a)	116	88	104	79
Residue natural gas sales (BBtu/d) (a)	808	562	714	497
Realized composite NGL net sales price ($/gallon) (a) (c)	$0.86	$0.87	$0.93	$0.87
Realized condensate net sales price ($/Bbl) (a) (c)	$74.12	$82.31	$76.43	$86.00
Realized residue natural gas net sales price ($/MMBtu) (a) (c)	$3.90	$3.64	$3.92	$3.53
Average fee rate ($/MMBtu) (a)	$0.36	$0.33	$0.36	$0.34
Capital expenditures - growth	$379.2	$190.7	$858.0	$747.6
Capital expenditures - maintenance	$13.7	$9.2	$40.9	$26.8
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities on ONEOK Partners’ equity volumes.

Natural Gas Liquids
Net margin	$292.0	$237.8	$1,110.1	$869.9
Operating costs	$78.2	$65.5	$296.4	$236.6
Depreciation and amortization	$34.3	$24.2	$124.1	$89.2
Operating income	$179.5	$148.9	$689.0	$544.9
Equity earnings from investments	$13.7	$6.6	$27.3	$22.0
NGL sales (MBbl/d)	666	688	615	657
NGLs transported-gathering lines (MBbl/d) (a)	607	563	533	547
NGLs fractionated (MBbl/d) (b)	542	537	522	535
NGLs transported-distribution lines (MBbl/d) (a)	393	459	408	435
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.01	$0.05	$0.05	$0.04
Capital expenditures - growth	$147.8	$334.5	$751.4	$1,087.8
Capital expenditures - maintenance	$12.7	$19.5	$46.6	$40.5
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.

Natural Gas Pipelines
Net margin	$86.1	$74.5	$328.5	$285.7
Operating costs	$28.2	$25.6	$111.0	$101.2
Depreciation and amortization	$10.7	$10.9	$43.3	$43.5
Operating income	$52.3	$48.7	$181.0	$151.6
Equity earnings from investments	$16.1	$16.9	$69.8	$65.0
Natural gas transportation capacity contracted (MDth/d) (a)	5,844	5,632	5,781	5,524
Transportation capacity subscribed (a)	92%	92%	91%	90%
Average natural gas price Mid-Continent region ($/MMBtu) (a)	$3.59	$3.75	$4.33	$3.61
Capital expenditures - growth	$6.1	$3.6	$9.7	$11.4
Capital expenditures - maintenance	$10.9	$8.6	$33.3	$23.3
(a) - Includes volumes for consolidated entities only.

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

ONEOK, Inc. Stand-alone
CASH FLOW AVAILABLE FOR DIVIDENDS
	Three Months Ended	Years Ended
	December 31,	December 31,
(Unaudited)	2014	2014
	(Millions of dollars)
Recurring cash flows:
Distributions from ONEOK Partners – declared	$168.5	$633.0
Interest expense, excluding non-cash items	(16.0)	(68.7)
Cash income taxes	—	—
Released contracts from the former energy services segment	(13.3)	47.5
Corporate expenses	(0.9)	(7.5)
Equity compensation reimbursed by ONEOK Partners	5.7	31.3
Cash flows from recurring activities	144.0	635.6
ONE Gas separation cash flows:
Cash payment from ONE Gas	—	1,130.0
ONE Gas cash flow (through January 31, 2014)	—	61.1
Long-term debt reduction	—	(573.3)
Short-term debt reduction	—	(600.5)
Transaction costs	—	(23.0)
Cash flows from ONE Gas separation	—	(5.7)
Total cash flows	144.0	629.9
Capital expenditures	(1.8)	(9.3)
Cash flow available for dividends	142.2	620.6
Dividends declared	(126.1)	(484.9)
Free cash flow	$16.1	$135.7
Dividend coverage ratio	1.13	1.28

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

ONEOK, Inc. Stand-alone
RECONCILIATION OF CASH FLOW AVAILABLE FOR DIVIDENDS
AND FREE CASH FLOW TO NET INCOME
	Three Months Ended	Years Ended
	December 31,	December 31
(Unaudited)	2014	2014
	(Millions of dollars)
Net income attributable to ONEOK	$94.5	$314.1
Depreciation and amortization	1.4	14.8
Deferred income taxes	52.4	141.4
Equity in earnings of ONEOK Partners	(158.0)	(563.3)
Distributions from ONEOK Partners - declared	168.5	633.0
Equity compensation reimbursed by ONEOK Partners	5.6	31.3
Energy services realized working capital	(13.7)	63.4
Other	(6.7)	(4.8)
Total cash flows	144.0	629.9
Capital expenditures	(1.8)	(9.3)
Cash flow available for dividends	142.2	620.6
Dividends declared	(126.1)	(484.9)
Free cash flow	$16.1	$135.7

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ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

ONEOK, Inc. Stand-alone
GUIDANCE MIDPOINTS*

	Updated	Previous
	2015	2015
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Cash Flow Available for Dividends
Recurring cash flows:
Distributions from ONEOK Partners – declared	$694	$762	$(68)
Interest expense, excluding non-cash items	(63)	(63)	—
Cash income taxes	—	(53)	53
Released contracts from the former energy services segment	(39)	(39)	—
Corporate expenses	(8)	(8)	—
Equity compensation reimbursed by ONEOK Partners	28	28	—
Total cash flows	612	627	(15)
Capital expenditures	(2)	(7)	5
Cash flow available for dividends	610	620	(10)
Dividends declared	(505)	(555)	50
Free cash flow	$105	$65	$40
Dividend coverage ratio	1.21	1.12
*Amounts shown are midpoints of ranges provided.

-more-

ONEOK Announces Higher Fourth-quarter
And Full-year 2014 Results

February 23, 2015

ONEOK, Inc. Stand-alone
GUIDANCE MIDPOINTS*

	Updated	Previous
	2015	2015
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Reconciliation of Cash Flow Available for Dividends and Free Cash Flow to Net Income
Net income attributable to ONEOK	$317	$393	$(76)
Depreciation and amortization	3	3	—
Deferred income taxes	173	181	(8)
Equity in earnings of ONEOK Partners	(580)	(706)	126
Distributions from ONEOK Partners - declared	694	762	(68)
Equity compensation reimbursed by ONEOK Partners	28	28	—
Energy services realized working capital	(39)	(39)	—
Other	16	5	11
Total cash flow	612	627	(15)
Capital expenditures	(2)	(7)	5
Cash flow available for dividends	610	620	(10)
Dividends	(505)	(555)	50
Free cash flow	$105	$65	$40
*Amounts shown are midpoints of ranges provided.